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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016
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PHYSICIANS REALTY TRUST
(Exact name of registrant as specified in its charter)
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Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 367-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 8.01. Other Events.

During the quarter ended December 31, 2015, Physicians Realty Trust (the "Company") acquired 19 healthcare properties in 11 transactions, as well as 3 condominium units, located in 11 states containing an aggregate of approximately 494,567 net leasable square feet for an aggregate of approximately $142.6 million. In addition, the Company funded 3 mezzanine loan investments and provided 3 advances on 1 construction loan totaling approximately $10.2 million. Investment activity for the quarter ended December 31, 2015 is summarized below:

Property(1)		Location	Acquisition Date	Square Footage	Purchase Price (in thousands)
Tinseltown Construction Loan	(2)	Jacksonville, FL		—	$1,006
Fairhope MOB		Fairhope, AL	October 13, 2015	35,550	$6,360
Foley MOB		Foley, AL	October 13, 2015	6,000	$1,318
Foley Venture		Foley, AL	October 13, 2015	7,500	$1,725
North Okaloosa MOB		Crestview, FL	October 13, 2015	5,345	$1,714
Commons on North Davis		Pensacola, FL	October 13, 2015	7,793	$2,186
Sorrento Road		Pensacola, FL	October 13, 2015	6,000	$1,296
Breakfast Point Medical Park		Panama City, FL	October 13, 2015	3,500	$965
Panama City Beach		Panama City, FL	October 13, 2015	2,500	$1,002
Perdido Medical Park		Pensacola, FL	October 13, 2015	6,000	$1,425
Ft. Walton Beach		Ft. Walton Beach, FL	October 13, 2015	4,600	$1,702
Panama City		Panama City, FL	October 13, 2015	2,300	$1,040
Pensacola - Catalyst		Pensacola, FL	October 13, 2015	6,424	$3,072
Truman Medical Center Mezz Loan	(3)	Kansas City, MO	October 16, 2015	—	$4,500
Arete Surgical Center		Johnstown, CO	October 19, 2015	15,000	$9,100
Cambridge Professional Center		Waldorf, MD	October 30, 2015	41,493	$11,550
Great Falls Replacement Surgical Hospital Mezz Loan	(4)	Great Falls, MT	November 2, 2015	—	$4,500
HonorHealth 44th Street		Phoenix, AZ	November 13, 2015	27,270	$7,163
Mercy Medical Center		Fenton, MO	December 1, 2015	30,000	$9,850
Nashville MOB	(5)	Nashville, TN	December 17, 2015	108,853	$45,440
Wilson Surgery Center Mezz Loan	(6)	Wilson, NC	December 17, 2015	—	$216
Hillside Medical Center - Suite 100		Hanover, PA	December 18, 2015	16,669	$4,240
Randall Road MOB - Suite 170		Elgin, IL	December 21, 2015	1,786	$408
KSF Orthopaedic		Houston, TX	December 22, 2015	49,868	$6,250
Great Falls Clinic		Great Falls, MT	December 29, 2015	108,000	$24,244
Randall Road MOB - Suite 320		Elgin, IL	December 30, 2015	2,116	$500
Total				494,567	$152,772

(1) “MOB” refers to medical office building.
(2) The Company made additional advances on a construction loan to Tinseltown Partners, LLC to fund the renovations and additions of two re-purposed buildings in Jacksonville, Florida. The additional advances total $1.0 million and accrue at an interest rate of 9.0% per year.
(3) The Company made a $4.5 million mezzanine term loan to partially fund the owner’s permanent financing of the 87,500 square foot Truman Medical Center in Kansas City, Missouri.  The loan accrues interest at the rate of 8.02% per year.  We have rights of first offer and first refusal to purchase the property.
(4) The Company made a $4.5 million mezzanine term loan to partially fund the construction of the 63,250 square foot Great Falls Hospital in Great Falls, Montana.  The loan accrues interest at the rate of 9.0% per year.  We have a contract to purchase the property upon completion of construction.
(5) Our operating partnership, Physicians Realty L.P. (the "Operating Partnership") partially funded the purchase price of this acquisition by issuing a total of 91,236 Series A Preferred Units valued at approximately $19.7 million in the aggregate on the date of issuance. Holders of the Series A Preferred Units issued in connection with the acquisition of the Nashville MOB are entitled to certain redemption rights under the partnership agreement of the Operating Partnership which allow them to cause the Operating Partnership to redeem the Series A Preferred Units in exchange for cash, or at the Company's option, for common shares, pursuant to a formula provided in the partnership agreement. The investors in the Series A Preferred Units have agreed not cause the Operating Partnership to redeem their Series A Preferred Units prior to December 17, 2016.
(6) The Company made a $0.2 million short term mezzanine loan to partially fund the owner’s acquisition of a 9,890 square foot ambulatory surgery center in Wilson, North Carolina.  The loan accrues interest at the rate of 8.8% per year.

In addition, on January 14, 2016, the Company acquired an additional Randall Road Medical Office Facility condominium unit, located in Elgin, Illinois (the "Randall Road Acquisition"). The suite is 2,645 square feet, 100% occupied, was purchased for $0.7 million, and the first year unlevered cash yield is expected to be approximately 8.1%.

All of the investments made during the quarterly period ended December 31, 2015, as well as the Randall Road Acquisition, utilized proceeds from the Company's October 2015 follow-on public offering and borrowings under the Company's unsecured credit facility.

A copy of the Company's press release announcing the transactions discussed in this 8-K is furnished as Exhibit 99.1 to this report.

Item 9.01       Financial Statement and Exhibits

(d) 99.1 Press Release, dated January 19, 2016, issued by Physicians Realty Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2016	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 19, 2016, issued by Physicians Realty Trust

5